Exhibit 5.1

January 21, 2011

Ref: 30842.0002

Seawell Limited

P.O. Box HM 1593

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton HM 08

Bermuda

Dear Sirs,

Seawell Limited (the “Company”)

1.	Subject of Opinion

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form F-4 (File No. 333-171724) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of up to 104,198,733 common shares, par value US$2.00 per share, of the Company (“Shares”) issuable to the holders of common stock, par value US$0.01 per share, of Allis-Chalmers Energy Inc. (“Allis-Chalmers”), including Shares issuable in connection with the conversion of outstanding shares of Allis-Chalmers preferred stock and Shares issuable upon the exercise of options and other stock-based awards with respect to Allis-Chalmers common stock that will be converted into options and other stock-based awards of Shares, in a proposed merger of Wellco Sub Company (“Wellco”), a wholly-owned subsidiary of the Company, and Allis-Chalmers.

2.	Documents Examined

In connection with this opinion, we have examined copies of the Registration Statement, the Agreement and Plan of Merger dated as of August 12, 2010 by and among the Company, Allis-Chalmers and Wellco, a copy of which is attached as Annex A to the joint proxy statement/prospectus forming a part of the Registration Statement (the “Plan of Merger”), and the Amendment Agreement dated as of October 1, 2010 by and among the Company, Allis-Chalmers and Wellco, a copy of which is attached as Annex B to the joint proxy statement/prospectus forming a part of the Registration Statement (the “Amendment Agreement” and together with the Plan of Merger are collectively referred to herein as the “Merger Agreement”).

We have also reviewed copies of the memorandum of association, as amended by certificates of deposit of memorandum of increase of share capital, and the amended and restated bye-laws of the Company, each certified by the Secretary of the Company on January 19, 2011, minutes of meetings of the board of directors of the Company held on August 13, 2010 and January 19, 2011, certified by the Secretary of the Company on January 19, 2011 (collectively, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

3.	Assumptions

We have assumed (a) without independent verification, the genuineness and authenticity of all seals and signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinion expressed herein, (c) that the Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, (d) that the Shares will be delivered against receipt of the consideration approved by the Company which will be no less than the par value thereof, and (e) the capacity, power and authority of each of the parties to the Merger Agreement, other than the Company, to enter into and perform its respective obligations under the Merger Agreement and the due execution and delivery of the Merger Agreement by each of the parties thereto, other than the Company.

4.	Opinion Limited to Bermuda Law

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

5.	Opinion

On the basis of and subject to the foregoing we are of the opinion that when issued and paid for, all as contemplated in the Minutes, the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

MELLO JONES & MARTIN

/s/ Mello Jones & Martin